Exhibit 99

OfficeMax
150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

FOR IMMEDIATE RELEASE

OFFICEMAX TO RECORD A $9.8 MILLION LEGAL RESERVE

Itasca, Ill. May 3, 2005 – OfficeMax Incorporated (NYSE: OMX) announced today that it will establish an additional legal reserve of $9.8 million, pre-tax, in its financial statements to be filed on Form 10-Q for the first quarter of 2005.  The financial results OfficeMax reported in its first quarter 2005 earnings release, dated April 21, 2005, did not reflect this increase in reserves.  OfficeMax is establishing the additional legal reserve due to new information that it received after issuing the first quarter 2005 earnings release.  The legal reserve relates to an ongoing dispute originating in 2003.

OfficeMax will incorporate the additional legal reserve in its Quarterly Report on Form 10-Q expected to be filed with the Securities and Exchange Commission by May 5, 2005.  Including the additional legal reserve, OfficeMax expects to report a net loss of $5.3 million, or $.07 per diluted share for the first quarter of 2005.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution.  The company provides office supplies, and paper, print and document services, technology products and solutions, and furniture to large, medium, and small businesses and consumers.  OfficeMax customers are served by more than 41,000 associates through direct sales, catalogs, the Internet, and 935 superstores.

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Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.  These statements are based on current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the Company which may cause results to differ from expectations are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including under the caption “Cautionary and Forward-Looking Statements”, and in other filings with the SEC.

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